EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of the 7th day of February, 2001, by and between TODD SHIPYARDS CORPORATION, a Delaware corporation ("Company") and STEPHEN G. WELCH ("Executive").

RECITALS:

WHEREAS, The Company desires to continue to engage the services of Executive as President and Chief Executive Officer of the Company, and Chairman and Chief Executive Officer of Todd Pacific Shipyards Corporation ("Todd Pacific"), a subsidiary of the Company.

WHEREAS, Executive desires to continue such engagement.

WHEREAS, this Agreement contains other provisions applicable to the employment of Executive by the Company.

NOW, THEREFORE, in consideration of the above Recitals and the provisions of this Agreement, the Company and Executive agree as follows:

I. DUTIES

1.1 Title and Responsibilities. Executive shall serve as President and Chief Executive Officer of the Company, and Chairman and Chief Executive Officer of Todd Pacific. Executive's responsibilities and duties shall include those items inherent in Executive's positions with the Company and Todd Pacific and shall further include such other managerial responsibilities and executive duties as may be assigned to him from time to time by the Chairman of the Board or the Board of Directors of the Company. Executive shall devote his best efforts and full business time to the business and interests of the Company and Todd Pacific. During the Term (as defined in Section 3.1 hereof) of his employment with the Company and Todd Pacific, Executive may serve on the board of directors of other companies, manage personal investments, and engage in civic and charitable activities, provided that such activities shall not represent a conflict of interest with the Company and do not materially detract from Executive's ability to fulfill his responsibilities and duties to the Company and Todd Pacific.

1.2 Company Policies. All policies published by the Company and Todd Pacific or delivered to the Executive prior to or following this Agreement regarding employment policies, required behavior by employees and other similar matters (collectively referred to as "Company Policies") are incorporated within this Agreement as though fully set forth in this Agreement. The Executive agrees to be bound by and adhere to all such Company Policies as presently exist or as may be hereafter issued or modified by the Company. Without limiting the foregoing, the Executive agrees to conduct business on behalf of the Company and Todd Pacific in a manner consistent with proper and ethical business practices and consistent with the best interests of the Company and Todd Pacific. To the extent any such Company Policies are inconsistent with or contrary to the provisions of this Agreement, this Agreement shall prevail.

II.  COMPENSATION

2.1 Base Salary. Executive shall be paid a base salary ("Base Salary") by the Company during the Term at the rate of Two Hundred Seventy-five Thousand and 00/100 Dollars ($275,000.00) per year. Executive's Base Salary shall be reviewed annually by the Compensation Committee of the Company's Board of Directors and evaluated based on performance and salary levels of other executives of comparable position. Based upon such evaluation and review, Executive's Base Salary may be increased from time to time as determined by the Board of Directors of the Company in its sole discretion.

2.2 Discretionary Bonus. Executive may receive an annual bonus ("Bonus") based upon performance criteria and financial and operational results of the Company as determined by the Board of Directors of the Company in its sole discretion. The amount of such Bonus, if any, for the preceding fiscal year and the performance criteria under which a Bonus would be earned for the current fiscal year shall be determined by the Compensation Committee and the Company's Board of Directors in their sole discretion, and such determination shall be made no later than the meeting of the Board of Directors held during the first quarter of the Company's fiscal year. If the Compensation Committee and Board of Directors determine that a Bonus was earned, such Bonus shall be an amount which is no less than twenty-five percent (25%) and no more than one hundred percent (100%) of the Base Salary then in effect.

2.3 Additional Bonus. Subject to the limitations in Section 2.3(ii) below, the Company shall pay to Executive a bonus of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the "Additional Bonus"); which shall be payable in accordance with the following:

(i) Initial Payment. Upon execution of this Agreement, the Company shall pay to Executive the sum of Two Hundred Thousand Dollars ($200,000.00) as partial payment of the Additional Bonus.

(ii) Rabbi Trust. Contemporaneous with the execution of this Agreement or promptly thereafter, the Company shall deposit into a separate trust account the sum of $550,000.00 representing the remaining portion of the Additional Bonus. The payment of such $550,000.00 to Executive shall be governed by the terms of a "Rabbi" trust agreement which shall be executed by the Company contemporaneous with the execution of this Agreement (the "Rabbi Trust").
The Rabbi Trust shall provide that the trustee thereunder shall distribute to Executive the greater of Two Hundred Fifty Thousand Dollars ($250,000.00) or 45.45% of the balance in the funds held in trust on the first anniversary of the date thereof, and the balance of the funds held in trust shall be paid on the second anniversary of the date thereof, subject to earlier vesting provisions as set forth in the Rabbi Trust and subject to the general limitations in the Rabbi Trust which limitations shall include, without limitation, the provisions regarding the rights of general creditors of the Company with respect to the trust assets; provided, however, that if Executive terminates his employment with the Company for reasons other than the Executive's disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) or death, or if Executive's employment is terminated for reasons that constitute Cause (as defined below), prior to either of the dates on which the Additional Bonus is otherwise payable from the Trust, the Company shall have no obligation to pay such Additional Bonus (or remaining portion thereof if the first payment has been made) and all amounts remaining in the Trust as of the time of such termination shall be paid to the Company. The trustee for the Rabbi Trust shall be an independent financial institution mutually acceptable to Company and the Executive. Notwithstanding the foregoing, the Company's obligations to Executive with respect to the Additional Bonus shall terminate upon the Company's funding of the Rabbi Trust as provided therein, provided the Company is not in breach the terms of such Rabbi Trust, provided, however, nothing contained herein shall be construed as limiting Executive's rights as an unsecured creditor of the Company in the event of the Company becomes Insolvent, as defined in the Rabbi Trust.

2.4 Stock Options. Upon execution of this Agreement, the Company shall execute and deliver to Executive a grant of stock option agreement in substantially the same form attached hereto as Exhibit A (the "Option Grant"), which Option Grant shall provide for the granting to Executive of options to acquire 240,000 shares of common stock of the Company at an exercise price of $6.55 per share; all pursuant to the Incentive Stock Compensation Plan adopted by the Company on June 2, 1993 (the "Plan"). The granting of such stock options shall be subject to the vesting, acceleration and other provisions of the Option Grant and the Plan.

2.5 Other Benefits.

(i) Executive shall be entitled to such employee benefits generally available to the full-time salaried employees of the Company, including without limitation, health insurance, paid vacation and other similar benefits to the extent generally available to Company full-time salaried employees.

(ii) The Company shall pay or reimburse Executive for all travel and entertainment expenses incurred by Executive in connection with his duties on behalf of the Company, subject to the reasonable approval of the Company. Executive shall only be entitled to reimbursement to the extent that the Executive follows the reasonable procedures established by the Company for reimbursement of such expenses which will include, but will not be limited to, providing satisfactory evidence of such expenditures.

III.  TERM AND TERMINATION OF EMPLOYMENT

3.1 Term. The term of Executive's employment with the Company and Todd Pacific shall be effective as of February 7, 2001 and shall terminate three
(3) years thereafter (the "Term"), unless earlier terminated pursuant to the provisions hereof, and such Term shall renew for successive one (1) year periods unless either party terminates this Agreement by notice given at least sixty (60) days prior to the end of the initial Term or any successive term.

3.2 Notice. Either party may terminate Executive's employment with the Company upon no less than thirty (30) days written notice to the other party, subject to the following:

(i) If Executive should terminate his employment with the Company, the Company may require that Executive's termination of employment shall be effective immediately upon such notice by paying an amount equal to thirty
(30) days of Executive's then existing Base Salary as compensation for the thirty (30) day period following Executive's notice of termination, and the Company shall commence paying Executive Severance Compensation in the event such termination is for Good Reason in accordance with the provisions of subsection (iv) below. If Executive should terminate his employment with the Company other than for Good Reason as described in subsection (iv) below, Executive shall not be entitled to any Severance Compensation or any other remuneration or benefits beyond such termination, including, without limitation, any Additional Bonus, except for his accrued and unused vacation, and except as otherwise provided in this Agreement, the Rabbi Trust or required under applicable law.

(ii) If the Company should terminate Executive's employment with the Company for reasons other than Cause (as defined below), the Company shall pay Severance Compensation (as defined below) to Executive. The Company may terminate Executive's employment immediately upon notice by beginning payment of the Severance Compensation. As used herein, "Severance Compensation" shall mean an amount equal to one (1) year of Executive's Base Salary in effect at the time of any termination of Executive's employment which triggers the payment of Severance Compensation, as well as reimbursement in an amount equal to the COBRA costs incurred by Executive for his health insurance costs for the period of time represented by the Severance Compensation. The Company shall pay the Severance Compensation to Executive in installments and such amounts and at such times as consistent with the Company's payment of Executive's Base Salary prior to the termination of Executive's employment with the Company. In the event any termination of employment results in Severance Compensation, Executive shall also be entitled to be paid for the value of his accrued but unused vacation at the time of such termination. The acceptance of Severance Compensation shall be deemed to constitute a release by the Executive of any and all claims, liabilities, causes of action, or any other assertion of liability by the Executive against the Company, except for the payment of the remainder of Severance Compensation, and the payment of any reimbursable amounts or benefits to which Executive is entitled under this Agreement.

(iii) In the event that the Company terminates Executive's employment with the Company for reasons that constitute Cause, the Company may immediately terminate Executive's employment upon notice, and the Company shall have no obligation to pay Executive Severance Compensation, and all other benefits, compensation or remuneration otherwise payable by the Company to Executive shall terminate (except for those obligations under applicable law which must continue after termination of Executive's employment). As used herein, "Cause" means: a) a material and advertent breach of the provisions of this Agreement by the Executive; b) chemical or alcohol dependency which materially and adversely affects Executive's performance of his employment duties; c) any act of disloyalty or breach of responsibilities to the Company by the Executive which is meant by the Executive to cause harm to the Company; or d) conduct which constitutes willful, wanton or grossly negligent non-performance or misfeasance of Executive's duties.

(iv) Executive may terminate his employment for Good Reason if: (A) (1) there is a material adverse change in Executive's position causing such position to be of materially reduced stature, authority or responsibility, or (2) there is a reduction in Executive's base salary, or (3) Executive is directed or required to relocate to a facility or location outside of the greater Seattle area, or (4) the Company is in material breach of any of its obligations under this Agreement; and (B) within the 60-day period immediately following such material change or reduction Executive elects to terminate his employment voluntarily. Notwithstanding the foregoing, Executive shall give the Company written notice of any event described herein which Executive may use to terminate his employment for Good Cause, and the Company shall have a period of sixty (60) days from receipt of such notice to cure the same. If such event or circumstance is cured by the Company within such 60-day cure period, Executive shall have no right to terminate for Good Reason as a result thereof. Further, in the event Executive alleges that he is entitled to terminate his employment for Good Reason as a result of a breach by the Company described in (A)(4) above, Executive shall only be entitled to so terminate if the Company is found to be in material breach by the arbitrator pursuant to the arbitration provisions of this Agreement. In the event Executive shall terminate his employment for Good Reason as defined in this subsection, Executive shall be entitled to receive Severance Compensation in the amount and in the manner specified in subsection (ii) above.

3.3 Effect of Termination. Notwithstanding the termination of Executive's employment with the Company, the Restrictive Covenants contained in Article 4 of this Agreement shall remain in full force and effect, together with the Company's right to enforce such Restrictive Covenants and receive damages in the event of a breach of any such Restrictive Covenants.


3.4 Responsibilities of Executive Upon Termination. Upon the termination of Executive's employment with the Company, irrespective of the reasons for such termination, the Executive shall deliver all property of the Company to the Company, together with all notes and memoranda, whether in written or digital computer form. The property of the Company that must be returned upon termination of Executive's employment shall include, but should not be limited to, all written data concerning the financial performance, products, plans, projections, or products of the Company and all other data which would constitute Confidential Information pursuant to Section 4.4 below. The property to be delivered to the Company shall include the originals and all copies of all such property and all data contained on computer disks and other means of storing electronic data.

3.5 Termination of Employment after a Change of Control. Upon the termination of Executive's employment with the Company following or within sixty (60) days prior to a Change of Control (as hereafter defined) (i) by action of the Company within such sixty day period or any Successor to the Company (as hereafter defined) within one (1) year following such Change of Control for reasons other than Cause (as defined above) or (ii) by a voluntary termination by the Executive within six (6) months following a six (6) month transition period following such Change in Control, Executive shall receive a lump sum severance payment equal to two times the Base Salary of Executive in effect at the time of such Change in Control. Such severance shall be in lieu of any other severance to which Executive may be otherwise entitled under this Agreement.

(i) As used herein, a "Change of Control" shall mean: (A) a "person" (meaning an individual, a partnership, or other group or association as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company having a right to vote at elections of directors; or (B) the individuals who at the commencement date of this Agreement constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute a majority thereof; provided, however, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be, for purposes of this subparagraph (B), considered as though he were a member of the Incumbent Board.

(ii) As used herein "Successor" means any successor to the business of the Company following a Change of Control which is the assignee or successor to the rights and obligations of the Company pursuant to this Agreement.

IV.  RESTRICTIVE COVENANTS

4.1 Executive's Acknowledgment. Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business (as defined below) as a going concern, it is necessary that Executive undertake not to utilize his special knowledge of the Business and his relationships with customer, suppliers and governmental authorities and agents to compete with the Company. Executive further acknowledges that: (a) the Company is and will be engaged in the Business; (b) Executive had and will occupy a position of trust and confidence with the Company, and during Executive's employment with the Company, Executive has and will become familiar with the Company's trade secrets and with other proprietary and confidential information concerning the Company and the Business; (c) the agreements and covenants contained in this Article 4 are essential to protect the Company and the goodwill of the Business; and (e) Executive's employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement. As used herein, "Business" means the construction, sale, maintenance and repair of ocean-going ships, vessels and ferries.

4.2 Non-Compete. Executive hereby agrees that for a period commencing on the date hereof and ending one (1) year following the termination (by any party and for any reason) or expiration of the Term of his employment with the Company with no renewal (the "Restrictive Period"), he shall not, directly or indirectly, as employee, agent, consultant, member, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Business anywhere in North America (the "Territory"); provided, however, that nothing contained herein shall be construed to prevent Executive from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Executive is not involved in the business of said corporation and if Executive and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of five (5%) percent of the stock of such corporation.

4.3 Interference with Relationships / Nonsolicitation. During the Restricted Period, Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, member, director, co-partner or in any other individual or representative capacity render assistance to any other person or entity who attempts to: (i) employ or engage, recruit or solicit for employment or engagement, any person who is or becomes employed or engaged by the Company during the Restricted Period, or otherwise seek to influence or alter any such person's relationship with the Company, or (ii) solicit or encourage any present or future customer of the Company, to terminate or otherwise alter his, her or its relationship with the Company.

4.4 Confidential Information. During the Restricted Period and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party (except in furtherance of the Company's business activities and for the sole benefit of the Company) or use for the benefit of himself or any third party, any Confidential Information. As used in this Agreement, "Confidential Information" shall mean any information relating to the Business or affairs of the Company, including, but not limited to, information relating to financial matters, customer identities, potential customers, employees, suppliers, manufacturing and servicing methods, equipment, programs, strategies and information, analyses, profit margins, or other proprietary information used by the Company in connection with the Business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

4.5 Effect of Termination. If the Company or Executive should terminate this Agreement for any reason, and regardless of the expiration of the Term of this Agreement or any renewals, then, notwithstanding such termination or expiration, the provisions contained in this Section 4 hereof shall remain in full force and effect for the duration of the Restricted Period.

4.6 Remedies. Executive acknowledges and agrees that the covenants set forth in this Article 4 (collectively, the "Restrictive Covenants") are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of said Restrictive Covenants, and that in the event of Executive's actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, and without requiring the Company to pursue arbitration (and Executive hereby agrees to waive his right to move for compulsory arbitration in such event). Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

4.7 Blue-Pencil. If any court or arbitrator of competent jurisdiction shall at any time deem the term of this Agreement or any particular Restrictive Covenant (as defined) too lengthy or the Territory too extensive, the other provisions of this Article 4 shall nevertheless stand, the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances and the Territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or Territory to permissible duration or size.

V.  GENERAL PROVISIONS

5.1 Arbitration of Disputes. The Executive and the Company shall resolve any claim, controversy or dispute arising out of or in connection with this Agreement, or relating to or arising out of any other relationship or incident between the Executive and the Company, or alleging the violation of either a statutory or common law duty, or both, by compulsory arbitration. Notwithstanding the provisions of this Section, the Company may seek and obtain appropriate restraining orders and temporary or permanent injunctions in a court proceeding without engaging in arbitration with respect to any alleged violation of the covenants contained in Article 4. The Executive shall invoke his right to arbitrate any claim, controversy or dispute with or against the Company only after first attempting to resolve it through the exhaustion of the employee problem solving problem mechanism contained in the Company's Employee Handbook without first obtaining results satisfactory to the Executive, in his reasonable discretion. The rules and procedures for arbitration pursuant to this Agreement are attached to this Agreement as Exhibit B.


5.2 Entire Agreement. This Agreement and the Exhibits attached hereto contain the entire agreement and understanding of the parties with respect to Executive's employment by the Company and compensation payable to Executive by the Company and supersedes all prior understandings, agreements and discussions. This Agreement may only be amended or modified by a written instrument executed by Executive and the Chairman of the Board of the Company pursuant to authorization by the Board of Directors.

5.3 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally, or sent by certified or registered mail, postage prepaid, return receipt requested. Any such notice shall be considered given when delivered personally, or if mailed, three (3) days after the date of deposit in the United States mail addressed to the party at the last known address of the party. Any party may, by notice given to the other according to the provisions of this Section 5.3, designate an address or person for the receipt of notices.

5.4 Non-Waiver. Failure to enforce at any time any of the provisions of this Agreement shall not be interpreted to be a waiver of such provisions or to affect either the validity of this Agreement or the right of either party thereafter to enforce each and every provision of this Agreement.

5.5 Separability. If one or more provisions of this Agreement is finally determined to be invalid or unenforceable, such provision will not affect or impair the other provisions of this Agreement, all of which will continue to be in effect and will be enforceable, provided however, that any such invalid provisions shall, to the extent possible, be reformed so as to implement insofar as practicable the intentions of the parties.

5.6 Assignability. This Agreement and the rights and obligations of the parties shall not be transferred or assigned without the written consent of the other party's provided, however, that the Company may assign its right, pursuant to this Agreement to any purchaser of a substantial portion of its business or assets or to any corporation or other entity in which the Company has a controlling equity interest.

5.7 Law. This Agreement shall be interpreted in accordance with the laws of the State of Washington.


5.8 Legal Fees. The Company shall bear the reasonable legal expenses incurred by Executive in connection with the negotiations, preparation and review of this Agreement in an amount not to exceed $7,500.00 In the event either party breaches this Agreement, the non-breaching party shall be entitled to recover from the breaching party any and all damages, costs and expenses, including without limitation, attorneys' fees and court costs, incurred by the non-breaching party as a result of the breach.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES

TODD SHIPYARDS CORPORATION


By:
Name:
Title:

EXECUTIVE:

Stephen G. Welch

EXHIBIT B

ARBITRATION RULES AND PROCEDURES

The rules and procedures of the American Arbitration Association in effect when any arbitration occurs shall govern the procedures of any arbitration between the Company and Executives ("Parties"). Any arbitration held in accordance with Executive's employment shall take place in Seattle, Washington.

A single neutral arbitrator shall conduct the arbitration hearing and decide the issues submitted to arbitration. The Parties shall request a panel of five arbitrators experienced with employer-employee disputes from the American Arbitration Association's Seattle, Washington office. The Parties shall alternatively strike names from the panel until one arbitrator remains, who shall then act as the single neutral arbitrator.

The Parties may conduct discovery in accordance with the Washington Rules of Civil Procedure, including but not limited to interrogatories, depositions and production of documents, but discovery procedures will be controlled and may be limited or curtailed by the arbitrator in his/her discretion.

The Parties grant the following authority and jurisdiction to the single neutral arbitrator. The arbitrator shall determine the lawfulness under federal, state, and local law, whether statutory or common law, or both, of acts or omissions, or both, that produced the complaint, controversy, or dispute subject to arbitration. In addition, the arbitrator shall decide the appropriateness of the Parties' acts or omissions that comprise the complaint, controversy, or dispute submitted to arbitration, given the rights and duties under this Agreement. Further, the arbitrator may interpret and determine the rights of the Parties under the Agreement and any other agreement to which they are both parties.

The Single neutral arbitrator may fashion either equitable or legal relief, or both, as limited by this provision. The arbitrator may award full reimbursement to the prevailing Party for such out-of-pocket expenses or losses, including, without limitation, reasonable attorneys' fees, and back pay that the evidence supports. However, the arbitrator shall lack any authority to grant exemplary or punitive damages, or liquidated damages. Finally, the arbitrator may assess interest on any award at no greater than the prevailing prime rate during the relevant period reported in the Wall Street Journal, adjusted at least quarterly on out-of-pocket expenses or losses, back pay, and attorneys' fees awarded to the prevailing Party.

The arbitrator's decision shall bind the Parties as a final decision enforceable in a court of competent jurisdiction. The Company and the Representative shall share equally the costs of both the arbitrator and a court reporter to transcribe any hearings before the arbitrator. Each Party shall pay its own expenses of presenting evidence and arguments to the arbitrator.

The prevailing Party may confirm the arbitrator's award in a court of competent jurisdiction. If either Party refuses to satisfy an arbitration award, then the other Party shall have the right to receive reimbursement for all of its costs incurred to confirm that award, including a reasonable attorneys' fee.